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                                                                FOLEY LARDNER
                                                                ATTORNEYS AT LAW

                                                June 7, 2002

SeaView Video Technolgy, Inc.
111 Second Avenue, N.D., Suite 1600
St. Petersburg, Florida 33701

         Re:      Registration Statement on Form S-8 Relating to SeaView Video
                  Technology,  Inc. 2002  Consultant Services Agreement

Ladies & Gentlemen:

        We have acted as counsel for SeaView Video Technolgy, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Form S-8
Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 500,000 of the Company's Common
Stock, $.001 par value per share (the "Common Stock"), which may be issued or acquired pursuant to the 2002 Consultant Services Agreement. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(3) of Regulation S-K.
The 500,000 shares of Common Stock issuable pursuant to the Agreement are referred to herein as the "Shares."

        We have examined and are familiar with the Articles of Incorporation of the Company, as amended, filed with the Secretary of State of the State of
Nevada, Bylaws of the Company, as amended, proceedings of the Board of Directors and shareholders of the Company in connection with the adoption of the
Agreement, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

        Based on the foregoing, it is our opinion that the 500,000 shares of common stock covered by the Registration Statement and to be issued pursuant to the Agreement, when issued in accordance with the terms and conditions of the
Agreement, will be legally and validly issued, fully paid and nonassessable.

        We are licensed to practice law in the State of Florida and express no opinion as to any laws other than those of the State of Florida and the federal laws of the United States of America.

        This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the
Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

FOLEY & LARDNER

                                   By:____________________________________
                                       Martin A. Traber